SECURITIES AND EXCHANGE COMMISSION

		     WASHINGTON, D.C. 20549

			    FORM 8-K


			 CURRENT REPORT


		  PURSUANT TO SECTION 13 OR 15(d)
		OF THE SECURITIES EXCHANGE ACT OF 1934

  Date of Report (Date of earliest event reported):  January 8, 1999

		            ALCOA INC.

     (Exact name of registrant as specified in its charter)


	Pennsylvania              1-3610          25-0317820

(State or other jurisdiction  (Commission File  (I.R.S. Employer
      of incorporation)           Number)      Identification No.)


201 Isabella Street, Pittsburgh, Pennsylvania         15212-5858

  (Address of principal executive offices)            (Zip code)

        Office of Investor Relations	   412-553-3042
        Office of the Secretary		   412-553-4707

      (Registrant's telephone number including area code)


Item 5. Other Events.

The Registrant issued the following press releases on January 8, 1999:

    PITTSBURGH, January 8, 1999 - Paul O'Neill, Chairman and CEO of Alcoa, announced today that Alcoa's Board of Directors has approved:

	- a 50% increase in the company's base quarterly dividend;
	- a 10 million share repurchase program, pre-split; and
	- a 2-for-1 stock split.

    Commenting on the measures approved today by Alcoa's Board, Paul O'Neill said, "These changes reflect our conviction that we have achieved a new base level of operating performance and that further major improvements will be realized this year and into the future as we aggressively implement the Alcoa Business System and the Alcoa Production System in our worldwide operations."

Dividend Increased

    The Board approved two changes in the company's common stock dividend policy: a 50% increase in the company's base quarterly dividend and an increase in the threshold on the variable dividend.

    The base quarterly dividend is increased to 37.5 cents per common share on a pre-split basis (the base dividend was 25 cents per share). For a full year, base dividends will now total $1.50 compared with $1.00 before the increase. The variable dividend, which is linked directly to financial performance, is 30% of the company's annual earnings when these earnings exceed a threshold of $4.50 per share on a pre-split basis (the previous threshold was $3.00 per share). The variable dividend is paid in the following year in four equal quarterly installments with the base quarterly dividends.

    Under the new policy, the Board declared a quarterly common stock dividend of 40.25 cents per share, on a pre-split basis, that is payable on February 25, 1999, to shareholders of record at the close of business on February 8, 1999. This includes the new base dividend and a variable dividend.

    Earnings per share for 1998 were $4.87 on a pre-split basis, resulting in a variable dividend of 11 cents. The variable dividend will be paid in four installments of 2.75 cents per share on a pre-split basis during 1999, with payment and record dates the same as those for base quarterly dividends.

    The directors also voted a regular dividend of 93.75 cents per share on Alcoa's $3.85 cumulative preferred stock, payable
April 1, 1999 to shareholders of record on March 12, 1999.

Share Repurchase Authorized

    In addition, the Board authorized 10 million shares of Alcoa common stock, on a pre-split basis, to be repurchased by the company. Alcoa will from time to time buy back shares of the company's outstanding common stock with open-market purchases. The stock will be used for employee benefits plans and other corporate purposes.

2-for-1 Stock Split

    The Board also declared a two-for-one split of Alcoa's common stock. The new stock will be distributed on February 25 to shareholders of record at the close of business on February 8.

    The stock was split to encourage a wider distribution of Alcoa common stock. Following the stock split, Alcoa will have approximately 367 million common shares outstanding.


    PITTSBURGH, JANUARY 8, 1999 -- Alcoa today announced 1998 fourth quarter net income of $218.3 million, or $1.19 per common share, on revenues of $4.2 billion.

    For the full year 1998, Alcoa's net income was $853.0 million, or $4.87 per share, on record revenues of $15.3 billion.

    "1998 was a year of exceptional performance for Alcoa," said Chairman and CEO Paul O'Neill. "The growth we achieved and the rapid integration of Inespal and Alumax into Alcoa, as well as our successful focus on cost reductions, helped the company overcome a 20% decline in aluminum prices since the beginning of the year. We will rely on our own internal actions - not outside forces - to achieve our goals in 1999."


		       Fourth Quarter		              Year
		  1998	  1997	    %Change	    1998      1997      %Change
		  ---------------------------	    ---------------------------
Revenues	  $4,198.8  $3,298.6   27%	   $15,339.8  $13,319.2    15%
Net Income
 Before special
  items		     218.3     177.6   23	       853.0      761.2    12
 As reported	     218.3     210.3    4	       853.0      805.1     6
Reported earnings
 per share	  $   1.19    $ 1.23   (3)	   $    4.87  $    4.66     5

(in millions except share amounts)


    Net income for the 1998 fourth quarter was up 23% from the comparable 1997 period, excluding special items. The 1997 quarter included a special after-tax gain of $32.7 million ($72.9 million pretax) or 19 cents per share, from the sale of a majority interest in Alcoa's Brazilian cable business and a land sale in Japan. Excluding the one-time gain, 1997 fourth quarter earnings were $177.6 million, or $1.04 per share.

    For the 1998 fourth quarter, net income included after-tax losses of $0.9 million as a result of marking to market certain aluminum commodity contracts, compared with after-tax losses of $11.7 million, or 7 cents per share, for these contracts for the comparable 1997 quarter.

    Earnings for the full year 1998 were up 12% from 1997, excluding special items. The 1997 year also included a net gain of $43.9 million ($95.5 million pretax), or 25 cents per share, related to the sale of various assets, partially offset by increases to environmental reserves. Excluding these gains and charges, the company earned $761.2 million, or $4.41 per share, for all of 1997.

    Results for the full year 1998 included net after-tax losses of $44.5 million, or 25 cents per share, for the above-mentioned aluminum commodity contracts. For the 1997 full year, these losses were $12.7 million, or 7 cents per share.

    Shipments of aluminum products during the 1998 fourth quarter were 1,174,000 metric tons (mt) compared with 734,000 mt in the year ago quarter. For all of 1998, shipments were a record 3,951,000 mt compared with 2,956,000 mt in 1997.

    Excluding one-time items, return on shareholders' equity was 16.3% for 1998 and 17.1% for 1997.

    Founded in 1888, Alcoa is the world's leading producer of aluminum and alumina and a major participant in all segments of the industry: mining, refining, smelting, fabricating and recycling. Alcoa serves customers worldwide in the packaging, automotive, aerospace, construction and other markets with a great variety of fabricated and finished products. The company has 250 operating locations in 30 countries.


				SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the following authorized officer.

				ALCOA INC.


				By  /s/Richard B. Kelson
Date: January 8, 1999                  Richard B. Kelson
             			       Executive Vice President
				       and Chief Financial Officer